EXHIBIT 10.43


DATED: July 10, 2001



                    BIOPROGRESS TECHNOLOGY INTERNATIONAL INC

                                       and

                                FARMASIERRA, S.A.


                       ----------------------------------
                              FILM SUPPLY AGREEMENT
                       -----------------------------------

DATE: July 10, 2001


PARTIES:

1 'The Company': BIOPROGRESS TECHNOLOGY INTERNATIONAL INC a corporation organised under the State of Nevada, United States of America of Unit 1, Norwood Road, March, Cambridgeshire PE15 8QD, England; and

2 'The Purchaser': FARMASIERRA, S.A. a Spanish company, whose registered office is at Carretera de Irun, Km 26,200 28700 San Sebastian de los Reyes, Madrid, Spain.

RECITAL:

The purpose of this agreement is to record the terms under which the Company has agreed to sell and the Purchaser to purchase certain goods.

OPERATIVE PROVISIONS:

1     Interpretation

1.1   In this Agreement, unless the context otherwise requires:

      (a) 'an Affiliate' means, in relation to either party, a company which at the relevant time is that company's holding company or subsidiary (as defined by section 736 of the Companies Act 1985, as amended) or the subsidiary of any such holding company

      (b)   'an Expert' means a person to whom a reference is made under clause
            10.1

      (c) 'Force Majeure' means, in relation to either party, any circumstances beyond the reasonable control of that party (including, without limitation, any strike, lock-out or other industrial action)

      (d)   'the Goods' means the goods described in Schedule 1

      (e)   'the Specification' means the specification in the form set out in
            Schedule 2 in respect of each type of Goods and agreed by the parties following completion of stability trials or any other specification agreed in writing between the Company and the Purchaser from time to time

      (f) a 'Week' means a week beginning on a Monday and ending on the following Sunday


      (g) "Patent Licence" means a patent licence agreement between the parties of even date herewith relating to patent application numbers [CONFIDENTIALITY REQUESTED].


1.2 Any reference in this Agreement to 'writing', or cognate expressions, includes a reference to any communication effected by telex, cable, facsimile transmission or any comparable means.


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1.3   The headings in this Agreement are for convenience only and shall not affect its interpretation.

2     Sale of Goods

2.1 During the continuance of this Agreement the Company shall sell and the Purchaser shall purchase such quantities of Goods as may be ordered by the Purchaser from time to time under clause 2.3, subject to the terms and conditions of this Agreement.

2.2 Subject to clause 2.5 during the continuance of this Agreement the Purchaser shall purchase all of its requirements for Goods from the Company and accordingly, except as otherwise provided in this Agreement, the Purchaser shall not purchase Goods from any other person provided the Company is able and willing to supply the same on the terms of this Agreement.

2.3 The Purchaser shall, no later than the last working day of each Week, notify the Company in writing of its expected requirements for the Goods for each of the next twelve Weeks. In respect of the first four of those twelve Weeks the said notification shall be treated as a firm order for the quantities concerned, save that:-

      (a) if the amount so notified for any of the said first four Weeks is the same as or less than the total amount for the Week in question previously notified pursuant to this clause, the said notification shall not be treated as an additional order for the Week in question but merely a confirmation of the total amount previously so ordered; and

      (b) if the amount so notified for any of the said first four Weeks is greater than the total amount for the Week in question previously notified pursuant to this clause, the said notification shall be treated as a firm order only for the amount of the excess over the said total amount previously notified for that Week.

2.4 Whilst the Company agrees to take all such steps as may reasonably be required to fulfil its obligations under this Agreement in the normal course, the Company shall not be obliged to give the Purchaser priority over other customers of the Company with regard to the supply and delivery of the Goods.

3     Specification of the Goods

3.1 All Goods sold by the Company to the Purchaser pursuant to this Agreement shall conform to the Specification and the Purchaser will be entitled to reject any quantity of the Goods, which is not in accordance with the Specification. The Company acknowledges that precise conformity with the Specification is of the essence of this Agreement and accordingly the Customer shall be entitled to reject the Goods if they are not in conformity with this Agreement however slight the breach may be.

3.2 The Company shall consult with the Purchaser from time to time during the continuance of this Agreement in order to ensure that the Specification of the Goods to be sold by the Company to the Purchaser is acceptable to both parties, but the Company shall not be obliged to agree to any change to the Specification requested by the Purchaser (except, for the avoidance of doubt, any change to the Specification


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

      required to ensure that the Goods comply with clause 7.2, to which the Company will be obliged to agree).

3.3 For the purpose of ensuring that the Products conform to the Specification the Company shall, subject to receiving reasonable notice, procure that the Purchaser or any customer of the Purchaser is permitted to enter at reasonable times during normal business hours any premises at which the Goods are manufactured or stored for the purpose of inspecting manufacturing procedures and conditions and any manufactured Goods.

4     Manufacture and delivery of the Goods

4.1 The Company shall use all reasonable endeavours to manufacture and maintain sufficient stocks of the Goods to fulfil its obligations under this Agreement. Without prejudice to the generality of the previous sentence, the Company will maintain in stock at all times not less than the quantity of Goods which the Purchaser has notified the Company it expects to require in the next 12 weeks, pursuant to clause 2.3.

4.2 The Company shall deliver each of the Purchaser's orders for the Goods on any date specified in the order (being a date not earlier than the beginning of the Week to which the order relates pursuant to clause 2.3), but the time of delivery shall not be of the essence.

4.3 All Goods supplied hereunder shall be supplied with a certificate of analysis in such form as the parties may agree from time to time and the Company warrants that each certificate of analysis in respect of Goods will be complete and accurate.

4.4 Delivery of the Goods shall take place at the Purchaser's premises at Carretera de Irun, Km. 26,200, 28700 San Sebastian de los Reyes, Madrid Spain.

4.5 If the Purchaser rejects any delivery of the Goods which are not in accordance with the Specification, the Company shall within 7 days of being requested to do so by the Purchaser supply replacement Goods which are in accordance with the Specification or shall notify the Purchaser that it is unable to do so, whereupon (without prejudice to clause 12.2) the Purchaser shall be entitled to obtain from any other person such quantity of the Goods as the Company has been unable so to supply.

4.6 If there is any difference of opinion between the parties as to whether any Goods supplied by the Company are in accordance with the Specification the matter shall, at the request of either the Company or the Purchaser, be determined by an Expert.
4.7 Risk in and responsibility for the Goods shall pass to the Purchaser on delivery in accordance with clause 4.4.

5     Price of the Goods

5.1 Subject to clause 5.3, the price for each type of the Goods shall be the prices set out in Schedule 3 ("the Prices").

5.2 The purchase price for Goods purchased by the Purchaser from the Company hereunder shall be paid no later than 60 days following the date on which the Goods are delivered (provided the Company has issued a valid invoice for such Goods).


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5.3   Subject to clause 5.4 the Company reserves the right, by giving notice to the Purchaser to increase the price of Goods to reflect any increase in the cost to the Company which is due to any factor beyond its control (such as, without limitation, any currency regulation, alteration of duties, significant increase in the costs of labour, materials or other costs of manufacture), any change in delivery dates, quantities or specifications which is requested by the Purchaser, or any delay caused by any instructions of the Purchaser or failure of the Purchaser to give the Company adequate information or instructions (provided that the Purchaser has been given reasonable notice of the information and instructions which the Company requires) provided that:

      5.3.1 the first such notice of increase shall not take effect before the first anniversary of the date of this agreement and subsequent notices shall not take effect more frequently than at 12 month intervals.

5.4 The Price in respect of all Goods which are deemed to be notified to the Company as a firm order pursuant to clause 2.3 shall be the Price on the date such order is deemed to become firm notwithstanding that the Company may have increased the Price of the Goods pursuant to clause 5.3 after the date on which such order is deemed to be firm.

5.5 Unless otherwise expressly agreed in writing all prices referred to in this agreement or elsewhere shall be exclusive of:

      5.5.1 any costs of packaging, carriage and insurance of the Goods; and

      5.5.2 any value added tax or other applicable sales tax or duty, which shall be added to the sum in question.

5.6 If the Purchaser fails to pay on the due date any amount which is payable to the Company under this Agreement then, without prejudice to clause 12.2:-

      5.6.1 that amount shall bear interest from the due date until payment is made in full, both before and after any judgment, at 4 per cent per annum over Barclays Bank plc base rate from time to time; and

      5.6.2 except where there is a genuine dispute as to whether payment is due the Company shall be entitled to suspend deliveries of the Goods until the outstanding amount has been received by the Company from the Purchaser (and any dispute as to whether the dispute over payment is genuine will be determined by the Expert).

6     Title to the Goods and documentation

6.1 Title to any Goods shall not pass to the Purchaser until the date that the Purchase Price for the Goods in question and value added tax thereon (if applicable) and any applicable packaging, carriage and insurance charges have been paid in full to the Company ('the Payment Date').

6.2 Until the Payment Date the Purchaser shall not be entitled to sell transfer lease charge assign by way of security or otherwise deal in or encumber the Goods in question and the relationship between the Company and the Purchaser in respect of such Goods including any proceeds of sale or other consideration therefor shall be a fiduciary one.


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6.3   If either:

      6.3.1 the Purchaser fails to effect payment in full of all sums due hereunder by the due date; or

      6.3.2 prior to the Payment Date the Purchaser convenes a meeting of its creditors or a proposal is made for a voluntary arrangement within
            Part I of the Insolvency Act 1986 or a proposal for any other composition scheme or arrangement with (or assignment for the benefit of) the Purchaser's creditors or if the Purchaser is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or if a trustee receiver administrative receiver or similar officer is appointed in respect of all or any part of the business or assets of the Purchaser or if a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of the Purchaser or for the making of an administration order (otherwise than for the purpose of an amalgamation or reconstruction)

      then the Company (without prejudice to any other legal remedies it may have) shall at any time thereafter be entitled to enter on the Purchaser's premises or any other premises where the Goods in question is located (without notice to the Purchaser) and remove the Goods in question.

6.4 If in breach of clause 6.2 above the Purchaser sells any Goods prior to the Payment Date then any proceeds of sale in respect thereof and all rights arising under or in respect of said sale shall be held (in the case of the proceeds of sale in a separate account) by the Purchaser as trustee for the Company.

6.5 With effect from the date of delivery up to and including the Payment Date the Purchaser shall insure the Goods in question for its full replacement value with Royal Sun Alliance or such other insurance company as the Company shall approve (such approval not to be unreasonably withheld).

7     Warranty in respect of Goods

7.1 Subject to the limitations upon its liability set out in clause 8 below the Company warrants to the Purchaser that the Goods will for a period of four years from the date of delivery pursuant to clause 4.4 above;

      7.1.1 be free from defects in or arising from design materials workmanship or delivery;

      7.1.2 will be of satisfactory quality within the meaning of the Sale of Goods Act 1979 (as amended) and fit for the purpose; and

      7.1.3 will correspond to the Specification.

7.2 Subject to the limitations upon its liability set out in clause 8 below the Company warrants to the Purchaser that:

      7.2.1 on delivery the Goods will comply with all relevant standards, codes of practice, statutory requirements and regulations relating to the Goods;


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      7.2.2 all necessary licences, consents, permits and authorities have been obtained by the Company in relation to the supply of the Goods to the Purchaser (including without limitation all necessary import and export licences).

7.3 The Purchaser shall give notice to the Company as soon as it is reasonably able upon becoming aware of a breach of warranty.

7.4 The Company shall as soon as it is reasonably able investigate any alleged breach of warranty and shall remedy the same free of charge by either:

      7.4.1 carrying out such repairs modifications or alterations to the Goods as it shall in its absolute discretion think fit; or

      7.4.2 replacing the Goods or any part of them; or

      7.4.3 (where the Purchaser agrees that it is able) authorising the Purchaser to carry out repairs, modifications or alterations to the Goods, at the Company's cost.

7.5 Any defective Goods or component parts replaced by the Company pursuant to clause 7.4.2 above ('Replaced Goods') shall upon replacement become the property of the Company and the Purchaser warrants that its title to such Replaced Goods shall be free and unencumbered or that it shall have all necessary consents and authorities to part with possession of the Replaced Goods. The Purchaser will at the Company's request deliver the Replaced Goods back to the Company at the Company's cost.

7.6 Subject to the foregoing and with the exception of the condition and warranties implied by section 12 of the Sale of Goods Act 1979 all conditions warranties terms and undertakings express or implied statutory or otherwise in respect of any Goods purchased hereunder are hereby excluded.

7.7 The Company shall indemnify and keep indemnified the Purchaser from and against all penalties, costs, losses and expenses that it incurs pursuant to any contract or arrangement with its own customers (including a customer who is an Affiliate) to the extent that such penalty, cost, loss or expense arises from any breach by the Company of this Agreement.

8     Limitation of liability

8.1 The following provisions set out the Company's entire liability (including any liability for the acts and omissions of its employees agents and sub-contractors) to the Purchaser in respect of:

      8.1.1 any breach of its contractual obligations arising under this agreement, and

      8.1.2 any representation statement or tortious act or omission including negligence arising under or in connection with this agreement

      AND THE PURCHASER'S ATTENTION IS IN PARTICULAR DRAWN TO THE PROVISIONS OF THIS CLAUSE 8.

8.2 Any act or omission on the part of the Company or its employees agents or sub-contractors falling within clause 8.1 above shall for the purposes of this clause 8 be known as an 'Event of Default'.


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8.3   The Company's liability to the Purchaser:

      8.3.1 for death or injury resulting from its own or its employees' agents' or subcontractors' negligence, and


      8.3.2 for all damage suffered by the Purchaser as a result of the implied statutory undertakings as to title quiet possession and freedom from encumbrances; and8.3.2 pursuant to clause 7.7 shall not be limited.


8.4 Subject to the provisions of clause 8.3 above the Company's entire liability in respect of any Event of Default shall be limited to damages of an amount equal to (pound)1,000,000.

8.5 If a number of Events of Default give rise substantially to the same loss then they shall be regarded as giving rise to only one claim under this agreement.

8.6   Except in the case of an Event of Default arising under clauses 8.3.1 and
      8.3.2 above the Company shall have no liability to the Purchaser in respect of any Event of Default unless the Purchaser shall have served notice of the same upon the Company within 12 months of the date it became aware of the circumstances giving rise to the Event of Default.

8.7 Nothing in this clause 8 shall confer any right or remedy upon the Purchaser to which it would not otherwise be legally entitled.

8.8 Subject to the Purchaser notifying the Company of its intended activities using Goods supplied hereunder, the Company shall maintain during the period from the date hereof until the Upgrade Acceptance Date and for one
      (1) year thereafter insurance on the Goods to a level suitable for the activities so notified with an insurance company registered in the United Kingdom and being a member of the British Insurers Association. The Company shall provide the Purchaser with a copy of the certificate of such insurance and evidence of the payment of premiums therefor promptly upon request.

8.9 With effect from the Upgrade Acceptance Date and during the remaining term of this Agreement and for one (1) year thereafter, the Company shall maintain product liability insurance on the Goods with minimum limits of the sterling equivalent of $1,000,000 (ONE MILLION DOLLARS) per occurrence and $10,000,000 (TEN MILLION DOLLARS) in the aggregate with an insurance company registered in the United Kingdom and being a member of the British Insurers Association. The Company shall provide the Purchaser with a copy of the certificate of such insurance and evidence of the payment of premiums therefor promptly upon request.

8.10 For the avoidance of doubt all deductibles under insurance policies maintained by the Company will be the sole and exclusive responsibility of the Company and clauses 8.8 and 8.9 will not be deemed to limit in any way the Company's liability under this Agreement.

9     Documentation


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9.1   Any documentation provided by either party ("the Provider") to the other
      ("the Receiver") hereunder is the copyright of the Provider and contains confidential information of the Provider.

9.2 The Receiver shall take all such steps as shall be necessary to protect the Provider's copyright and confidential information in such documentation and without prejudice to the generality of the foregoing shall not copy or reproduce the same nor distribute sell or disclose the contents of the same to any third party without the prior consent of the Provider.

9.3 The Receiver undertakes to the Provider to make its employees agents and sub-contractors aware of the provisions of this clause 9 and to use all reasonable endeavours to ensure compliance by its said employees agents and sub-contractors with the obligations set out in clause 9.2 above.

10    Expert determination

10.1 Where under any provision of this Agreement any matter is to be determined by an Expert, the matter shall be referred at the instance of either party to such person as may be appointed by agreement between the parties or, in default of agreement, nominated on the application of either party by the President for the time being of the Proprietary Association of Great Britain.

10.2 Any person to whom a reference is made under clause 10.1 shall act as an expert and not as an arbitrator and shall be entitled to appoint such technical expert or experts as he considers necessary to assist him in determining the matter referred to him. The decision of the Expert (which shall be given by him in writing stating his reasons therefor) shall be final and binding on the parties.

10.3 Each party shall provide any Expert with such information as he may reasonably require for the purposes of his determination; if either party claims any such information to be confidential to it then, provided that in the opinion of the Expert that party has properly claimed the same as confidential, the Expert shall not disclose the same to the other party or to any third party.

10.4 The costs of any Expert (including the costs of any technical expert appointed by him) shall be borne in such proportions as the Expert may determine to be fair and reasonable in all the circumstances or, if no such determination is made by the Expert, by the parties in equal proportions.

11    Force majeure

11.1 If either party is affected by Force Majeure it shall promptly notify the other party of the nature and extent of the circumstances in question.

11.2 Notwithstanding any other provision of this Agreement, neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly.


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11.3  If at any time the Company claims Force Majeure in respect of its obligations under this Agreement with regard to the supply of the Goods, the Purchaser shall be entitled to obtain from any other person such quantity of the Goods as the Company is unable to supply.

12    Duration and termination

12.1 This Agreement shall come into force on the date at the top of page 1 above and, subject to the following provisions of this clause, shall continue in force for as long as the Patent Licence continues in force.

12.2 Either party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

      12.2.1 that other party commits any continuing or material breach of any of the provisions of this Agreement and, in the case of such a breach, which is capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied;

      12.2.2 an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other party;

      12.2.3 that other party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

      12.2.4 that other party goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganisation and in such manner that the company resulting from the reorganisation effectively agrees to be bound by or to assume the obligations imposed on that other party under this Agreement); or

      12.2.5 that other party ceases, or threatens to cease, to carry on business.

12.3 For the purpose of clause 12.2.1, a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

12.4 Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

12.5 The rights to terminate this Agreement given by this clause shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

12.6 Upon the termination of this Agreement for any reason, subject as otherwise provided in this Agreement and to any rights or obligations which have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement.


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13    Nature of agreement

13.1 Either party shall be entitled to perform any of the obligations undertaken by it and to exercise any of the rights granted to it under this Agreement through an Affiliate. The Company may also assign any of its rights and obligations hereunder to an Affiliate, and any such Affiliate assignee may similarly assign such rights and obligations to any company, which is its Affiliate. Any act or omission of any Affiliate to whom rights or obligations are assigned or otherwise given pursuant to this clause 13.1 shall be deemed to be the act or omission of the party to this Agreement who originally had the right or obligation in question.

13.2 Subject to the Purchaser's consent (such consent not to be unreasonably withheld or delayed) the Company shall be entitled to carry out its obligations under this Agreement through any agents or sub-contractors appointed by it in its absolute discretion for that purpose provided that the Company shall be responsible for all acts or omissions of such agent or subcontractor and any breach of this Agreement by such agent or subcontractor shall be deemed to be a breach by the Company.

13.3 Except as provided in clauses 13.1 and 13.2, this Agreement is personal to the parties, and neither of them may, without the written consent of the other, assign, mortgage, charge (otherwise than by floating charge) or dispose of any of its rights hereunder, or sub-contract or otherwise delegate any of its obligations under this Agreement.

13.4 Nothing in this Agreement shall create, or be deemed to create, a partnership between the parties.

13.5 This Agreement contains the entire agreement between the parties with respect to its subject matter, supersedes all previous agreements and understandings between the parties, and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

13.6 Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of or rely on any representation, warranty or other provision except as expressly provided in this Agreement, and accordingly all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law provided that this shall not exclude any liability which either party would otherwise have to the other in respect of statements made fraudulently by that party prior to the date of this Agreement.

13.7 If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part, the other provisions of this Agreement and the remainder of the affected provisions shall continue to be valid.

13.8 This Agreement shall be governed by and construed in all respects in accordance with the laws of England, and the Purchaser agrees to submit to the exclusive jurisdiction of the English courts.

14    Notices

14.1 Any notice required to be given hereunder by either party to the other shall be in writing and may be given by hand or sent by first class prepaid post or facsimile transmission and shall be deemed to be duly served:


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      14.1.1 if delivered by hand, when left at the proper address for service;

      14.1.2 is given or made by prepaid first class post, 48 hours after being posted (excluding Saturdays, Sundays and public holidays);

      14.1.3 if given or made by facsimile transmission at the time of transmission, provided that a confirming copy is sent by first class prepaid post to the other party within 24 hours after transmission provided that, where in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs either after 4.00 pm on a Business Day, or on a day other than a business Day, service shall be deemed to occur at 9.00 am on the next following Business Day (such times being local time at the address of the recipient).

14.2 Any demand, notice or communication shall be made in writing or by facsimile addressed to the recipient at its registered office or its address stated in this Agreement (or such other address or facsimile number as may be notified in writing from time to time) and shall be marked for the attention of the Company Secretary in the case of the Purchaser and the Chief Financial Officer in the case of the Company.

14.3 For the purposes of this clause 14 "Business Day" means any day other than Saturdays, Sundays and public or statutory holidays.


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                                   SCHEDULE 1

                            The Goods (Clause 1.1(c))


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

                                   SCHEDULE 2

                        The Specification (Clause 1.1(d))


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

                                   SCHEDULE 3

                             The Prices (Clause 5.1)


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

SIGNED



Graham R.M. Hind
.................................................................
on behalf of BioProgress Technology International Inc


Tomas Olleros
.................................................................
on behalf of Farmasierra S.A.



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